                                                                      EXHIBIT 11

                           MARKWEST HYDROCARBON, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          (000S, EXCEPT PER SHARE DATA)


                                                                             FOR THE QUARTER ENDED
                                                                                MARCH 31, 2000
                                                                           --------------------------
Net income                                                                 $                   3,255

Weighted average number of outstanding shares of
     common stock                                                                              8,452

Basic earnings per share                                                   $                    0.39
                                                                           =========================


Net income                                                                 $                   3,255

Weighted average number of outstanding shares of
     common stock                                                                              8,452

Dilutive stock options                                                                            15
                                                                           -------------------------
                                                                                               8,467

Earnings per share assuming dilution                                       $                    0.38
                                                                           =========================